Exhibit 99.1

Allscripts Announces $200 Million Accelerated Share Repurchase

CHICAGO – December 1, 2020 – Allscripts Healthcare Solutions (NASDAQ: MDRX) today announced that as part of its capital return program it has entered into accelerated share repurchase (“ASR”) transactions with each of JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association to repurchase an aggregate of $200 million of its common stock.

“The accelerated share repurchase demonstrates our commitment to delivering near-term value to our shareholders, our strong liquidity position and our confidence in the long-term strategy and earnings potential of Allscripts,” said Rick Poulton, Allscripts President and Chief Financial Officer.

Under the terms of the ASR transactions, Allscripts will receive an aggregate initial share delivery of approximately 11.7 million shares, with the remainder, if any, delivered upon completion of the transactions. The purchase price per share under each ASR transaction is expected to be based on the volume-weighted average price of Allscripts’ common stock during the term of the ASR, less a discount. The exact number of shares repurchased pursuant to each ASR transaction will be determined based on such purchase price.

The ASR transactions were entered into pursuant to Allscripts’ existing share repurchase program. Allscripts previously announced that its Board of Directors had approved a new share repurchase program under which Allscripts may purchase up to $300 million of its common stock through December 31, 2021. After taking into account prior open market purchases and the $200 million of shares to be repurchased under these ASR transactions, Allscripts expects to have approximately $67 million of remaining share repurchase authorization available.

About Allscripts

Allscripts (NASDAQ: MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes a Community: The Allscripts Blog.

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© 2020 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

For more information contact:

Investors:
Stephen Shulstein

312-386-6735

stephen.shulstein@allscripts.com

Media:
Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@allscripts.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements regarding future events or developments, our future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements with the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. As a result, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. See our Annual Report on Form 10-K for 2019 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business. The statements herein speak only as of their date and we undertake no duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations.